Exhibit 99.(a)(1)(E)

FORM OF ELECTION CONFIRMATION STATEMENT

Quest Software, Inc.

Election Confirmation Statement

Name: ABC XYZ	Employee ID: 123

Your Election Form for the Offer to Amend or Replace Eligible Options was received on                     , 2008 and has been recorded as follows:

☐ Amend ALL Eligible Options        ☐ Amend NO Eligible Options

Original Grant Date	Option Number	Original Exercise Price	Number of Shares Currently Subject to Eligible Options	Revised Measurement Date	FMV of Quest Software Stock on Revised Measurement Date

This is your Election Confirmation Statement. Please print a copy of this statement and keep it in a safe place.